                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                               REMEDY CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    759548100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                Page 1 of 6 Pages
                       Exhibit Index Contained on Page ___


-------------------                                                            ------------------
CUSIP NO. 759548100                             13 G                           Page 2 of 6 Pages
-------------------                                                            -----------------

-------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                   LAWRENCE L. GARLICK
                   Tax ID Number:
------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [ ]     (b)    [ ]
------------------------------------------------------------------------------------------------

3          SEC USE ONLY
------------------------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   United States
------------------------------------------------------------------------------------------------

          NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                  2,853,211
   OWNED BY EACH REPORTING     -----------------------------------------------------------------
           PERSON              6      SHARED VOTING POWER
            WITH                      0 Shares

                               -----------------------------------------------------------------

                               7      SOLE DISPOSITIVE POWER
                                      2,853,211
                               -----------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      0 Shares

------------------------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON      2,853,211 Shares
------------------------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                                  [ ]
------------------------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                  9.42%
------------------------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON*
                                                                                  IN
------------------------------------------------------------------------------------------------

                                                               Page 3 of 6 Pages

ITEM 1(a).     NAME OF ISSUER:

               REMEDY CORPORATION

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1505 Salado Drive, Mountain View, CA 94043

ITEM 2(a).     NAME OF PERSONS FILING:

               LAWRENCE L. GARLICK

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               1505 Salado Drive, Mountain View, CA 94043

ITEM 2(c)      CITIZENSHIP:

               United States

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e).     CUSIP NUMBER:

               CUSIP #  759548100

ITEM 3.        Not Applicable

                                                               Page 4 of 6 Pages

ITEM 4.        OWNERSHIP:

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                      (a)  Amount beneficially owned:

                           2,853,211

                      (b)  Percent of Class:

                           9.42%

                      (c)  Number of shares as to which such person has:


                              (i)   Sole power to vote or to direct the vote:

                                      2,853,211

                              (ii)  Shared power to vote or to direct the vote:

                                    0.

                              (iii) Sole power to dispose or to direct the
                                    disposition of:

                                    2,853,211

                              (iv) Shared power to dispose or to direct the disposition of:

                                    0.

                                                               Page 5 of 6 Pages

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

ITEM 10.       CERTIFICATION:

               Not applicable

                                                               Page 6 of 6 Pages


                                   SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2000




        /s/ Lawrence L. Garlick
------------------------------------------